Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

HeartBeam, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2022 Equity Incentive Plan	Rules 457(c) and (h)	3,750,487	(2)	$3.40	(4)	$12,751,656	0.00011020	$1,406
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2022 Equity Incentive Plan	Rules 457(c) and (h)	4,000,000	(3)	$3.40	(5)	$13,600,000	0.00011020	$1,499
Total Offering Amounts			7,750,487				$26,351,656		$2,905
Total Fee Offsets (6)									-
Net Fee Due									$2,905

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on form S-8 (this “Registration Statement”) shall also cover any additional shares of HeartBeam, Inc.’s (the “Registrant”) Common Stock that become issuable under the Registrant’s 2022 Equity Incentive Plan, as amended (the “2022 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents (i) an automatic annual increase of 400,487 shares of Registrant’s Common Stock on January 1, 2023 to the number of shares of the Registrant’s Common Stock reserved for issuance under, and which annual increase is provided for in, the 2022 Plan pursuant to an “evergreen” provision contained in the 2022 Plan (the “Evergreen Provision”); (ii) an anticipated automatic annual increase of 1,350,000 shares of Registrant’s Common Stock which is expected to occur on January 1, 2024 pursuant to the Evergreen Provision, and (iii) an anticipated automatic annual increase of 2,000,0000 shares of Registrant’s Common Stock which is expected to occur on January 1, 2025 pursuant to the Evergreen Provision.
(3)	Represents an increase of 4,000,000 shares of the Registrant’s Common Stock reserved for issuance under the 2022 Plan, which was approved by the Registrant’s stockholders on July 7, 2023.
(4)	Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price per share is based upon the average of the high and low prices of the Common Stock on July 11, 2023, as reported by the NASDAQ Capital Market, which date is within five business days prior to the filing of this Registration Statement.
(5)	Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price per share is based upon the average of the high and low prices of the Common Stock on July 11, 2023, as reported by the NASDAQ Capital Market, which date is within five business days prior to the filing of this Registration Statement.
(6)	The Registrant does not have any fee offsets.